Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

(12 1/2% Senior Notes due 2015)

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), is dated as of May 2, 2011, between DA-LITE SCREEN COMPANY, INC., an Indiana corporation (the “Company”), and WILMINGTON TRUST COMPANY, a Delaware banking corporation, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of March 24, 2010 (the “Indenture”), providing for the issuance of the Company’s 12 1/2% Senior Notes due 2015 (the “Notes”);

WHEREAS, $94,250,000 in aggregate principal amount of the Notes is currently outstanding;

WHEREAS, Section 9.02 of the Indenture provides that, with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, the Company and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture or the Notes (subject to certain exceptions);

WHEREAS, the Company desires to enter into, and has requested the Trustee to join with it in entering into, this First Supplemental Indenture for the purpose of amending the Indenture and the Notes in certain respects as permitted by Section 9.02 of the Indenture;

WHEREAS, the Company has been soliciting consents to this First Supplemental Indenture upon the terms and subject to the conditions set forth in its Offer to Purchase for Cash, Consent Solicitation Statement and Change of Control Notice dated April 18, 2011 and the Consent and Letter of Transmittal (which together, including any amendments, modifications or supplements thereto, constitute the “Tender Offer”);

WHEREAS, (a) the Company has received the consent of the Holders of at least a majority in principal amount of the outstanding Notes (excluding any Notes owned by the Company or any of its Affiliates), all as certified in an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this First Supplemental Indenture, (b) the Company has delivered to the Trustee simultaneously with the execution and delivery of this First Supplemental Indenture an Opinion of Counsel relating to this First Supplemental Indenture as contemplated by Section 9.06 of the Indenture and (c) the Company has satisfied all other conditions required under Article IX of the Indenture to enable the Company and the Trustee to enter into this First Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

AMENDMENTS TO INDENTURE AND NOTES

Section 1.1 Amendments to Articles Three, Four, Five and Six of Indenture.

(a) The Indenture is hereby amended by deleting the following Sections or clauses of the Indenture and all references and definitions related thereto in their entirety:

Section 4.05 (Taxes);

Section 4.06 (Stay, Extension and Usury Laws);

Section 4.07 (Restricted Payments);

Section 4.08 (Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries);

Section 4.09 (Incurrence of Indebtedness and Issuance of Preferred Stock);

Section 4.10 (Asset Sales);

Section 4.11 (Transactions with Shareholders and Affiliates);

Section 4.12 (Limitation on Liens);

Section 4.13 (Limitation on Sale-Leaseback Transactions);

Section 4.15 (Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries);

Section 4.16 (Guarantees by Restricted Subsidiaries);

Section 4.18 (Maintenance of Properties);

Section 4.19 (Existence); and

Section 4.20 (Repurchase of Notes at the Option of the Holder from Free Cash Flow).

All such deleted Sections are replaced with “[Intentionally Omitted]”.

(b) Clauses (iii) and (v) of Section 5.01(a) (Consolidation, Merger and Sale of Assets), are hereby deleted in their entirety and replaced with “[Intentionally Omitted]”, and all references in the Indenture to the clauses so eliminated are deleted in their entirety.

(c) Clauses (e), (f), (g) and (h) of Section 6.01 (Events of Default), are hereby deleted in their entirety and replaced with “[Intentionally Omitted]”, and all references in the Indenture to the clauses so eliminated are deleted in their entirety.

(d) The definition of “Change of Control” set forth in Section 1.01 is hereby amended and restated in its entirety as follows:

“Change of Control” means such time as the merger contemplated by that certain Agreement and Plan of Merger, dated March 30, 2010, by and among the Company, Milestone Holding Corporation, a Delaware corporation, Milestone AV Technologies LLC, a Delaware limited liability company, DLI Acquisition Corporation, an Indiana corporation, and DL Shareholder Representative, LLC, a Texas limited liability company, as Shareholders’ Representative, became effective.

(e) The first sentence of clause (a) of Section 3.03 (Notice of Redemption) is hereby deleted in its entirety and replaced with the following:

“At least 3 but not more than 25 days before a redemption date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.”

(f) Section 4.03 of the Indenture is hereby amended by deleting Section 4.03 in its entirety and replacing it with the following:

“Section 4.03. Reports.

The Company shall comply with the provisions of TIA Section 314(a), as applicable.”

Section 1.2 Amendments to Notes. The Notes are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this First Supplemental Indenture.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

Section 2.2 Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this First Supplemental Indenture shall control.

Section 2.3 New York Law to Govern. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE.

Section 2.4 Successors. All agreements of the Company in this First Supplemental Indenture and the Notes shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

Section 2.5 Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

Section 2.6 Severability. In case any one or more of the provisions in this First Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 2.7 The Trustee. The Trustee accepts the amendments of the Indenture effected by this First Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

Section 2.8 Effectiveness. The provisions of this First Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto. Notwithstanding the foregoing sentence, the provisions of this First Supplemental Indenture shall become operative only upon the purchase by the Company, pursuant to the Tender Offer, of at least a majority in aggregate principal amount of the outstanding Notes (excluding any Notes owned by the Company or any of its Affiliates), with the result that the amendments to the Indenture effected by this First Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof if such purchase shall not occur. The Company shall notify the Trustee, in writing, promptly after the occurrence of such purchase or promptly after the Company shall determine that such purchase will not occur.

Section 2.9 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this First Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company, with a notation as follows:

“Effective as of May 2, 2011, certain restrictive covenants of the Company and certain Events of Default have been eliminated or limited, as provided in the First Supplemental Indenture, dated as of May 2, 2011, by and among the Company and the Trustee. Reference is hereby made to such First Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

Section 2.10 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first written above.

DA-LITE SCREEN COMPANY, INC.

By:	/s/ Robert L. Fealy
Name: Robert L. Fealy
Title: Vice President

By:	/s/ Michael E. Flannery
Name: Michael E. Flannery
Title: Vice President

WILMINGTON TRUST COMPANY, as Trustee

By:	/s/ Michael G. Oller, Jr.
Name: Michael G. Oller, Jr.
Title: Assistant Vice President

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